Exhibit 99

For Immediate Release

Allstate Reports 2006 First Quarter Results

Net Income EPS Increased 34%

Operating Income EPS Increased 20%

NORTHBROOK, Ill., April 18, 2006 – The Allstate Corporation (NYSE: ALL) today reported for the first quarter of 2006:

Consolidated Highlights(1)

	Three Months Ended March 31,
			Change
(in millions, except per share amounts and ratios)	Est. 2006	2005	$ Amt	%

Consolidated revenues	$9,081	$8,705	$376	4.3
Net income	1,415	1,123	292	26.0
Net income per diluted share	2.19	1.64	0.55	33.5
Operating income(1)	1,304	1,140	164	14.4
Operating income per diluted share(1)	2.01	1.67	0.34	20.4
Property-Liability combined ratio	81.9	85.3	—	(3.4	)pts.
Catastrophe losses	107	164	(57)	(34.8)
Book value per diluted share	31.98	31.48	0.50	1.6
Return on equity	9.8	15.6	—	(5.8	)pts.
Operating income return on equity(1)	9.2	17.2	—	(8.0	)pts.

•                  Property-Liability premiums written(1) grew 2.2% over the first quarter of 2005, driven by Allstate brand standard auto and homeowners increases of 4.1% and 2.4%, respectively.  Excluding the cost of catastrophe reinsurance, premiums written grew 2.7% in the first quarter compared to the first quarter of last year.  Policies in force (“PIF”) increased for Allstate brand standard auto and homeowners 2.8% and 2.6%, respectively, from March 31, 2005 levels.

•                  Property-Liability underwriting income(1) increased $261 million to $1.24 billion compared to $981 million in the first quarter of 2005, driven by increased premiums earned, continued favorable auto and homeowners loss frequencies excluding catastrophes, and net favorable prior year reserve reestimates, partially offset by higher restructuring charges and current year claim severity.

•                  Allstate Financial operating income for the quarter was $144 million, compared to $149 million in the first quarter of 2005.  The decline was primarily due to restructuring charges of $10 million after-tax in the 2006 period.  Premiums and deposits(1) were $2.68 billion, a decrease of 32.7% over the first quarter of 2005, due primarily to a 68.1% reduction in opportunistic institutional product sales and lower fixed annuity deposits reflecting reduced consumer demand in the current interest rate environment and a continued focus on product returns.  In March, we entered into an agreement with Prudential Financial, Inc. to dispose of substantially all of our variable annuity business through reinsurance.

•                  Book value per diluted share increased 1.6% compared to March 31, 2005 and 3.1% compared to December 31, 2005.  Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities(1) was $30.90 at March 31, 2006, reflecting an increase of 5.0% compared to March 31, 2005 and 6.3% when compared to December 31, 2005.

•                  Allstate is increasing annual operating income per diluted share guidance for 2006 (assuming the level of average expected catastrophe losses used in pricing for the remainder of the year) to a range of $6.00 to $6.40, compared to the previously announced range of $5.60 to $6.00.

(1) Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“This is an excellent start to 2006 with net and operating income per diluted share up 33.5 percent and 20.4 percent, respectively, compared to the first quarter of 2005,” said Edward M. Liddy, chairman and chief executive officer, The Allstate Corporation. “The profitability of Allstate brand standard auto and homeowners insurance remains very strong as our intense focus on generating consistent, profitable growth continues to serve us well.”

“Underwriting income for our Property-Liability unit was very strong at $1.24 billion, an increase of 26.6 percent compared to the first quarter of 2005 as positive trends in the frequency of claims in our auto and homeowners insurance lines continued. Though many states were affected by early spring storms, catastrophe losses were relatively light in the first quarter. Nonetheless, our national catastrophe team was rapidly deployed to several states in the southeastern part of the country to begin helping our customers put their lives back together following the recent severe weather that brought tornados, high winds and hail.

“Allstate brand homeowners premium written grew 2.4 percent and policies in force grew 2.6 percent. In pursuit of our goal to provide shareholders an acceptable, less volatile rate of return on the risks assumed in our property business, we made good progress on the implementation of key elements of our property catastrophe management strategy in the quarter and we continue to examine a variety of potential future actions.  We are intentionally limiting the amount of new property insurance business we add to our books, particularly in parts of New York, Texas, California and certain other states, along with reducing our existing catastrophe exposure in coastal New York and Florida.  We have submitted nearly two-thirds of more than 300 property insurance rate filings we plan to make in catastrophe-prone states as we seek to reflect the cost of our new reinsurance program. In most states, we are no longer offering new coverage for damage caused by earthquakes, which is generally an optional coverage on property insurance policies. For our affected customers, we are making every effort so that participating Allstate agents can offer them insurance protection from another insurance carrier.

“Allstate brand standard auto premium written grew 4.1 percent and policies in force grew 2.8 percent.  Allstate® Your Choice Auto, our innovative new auto insurance product, continues to do well. We have sold more than 770,000 policies since we introduced the product in Oregon in late 2004. In the quarter, we launched the product in 11 states and the District of Columbia and the product is now available in 38 states and D.C.  In the first quarter of 2006, approximately two-thirds of standard auto new issued applications were Allstate Your Choice Auto policies and almost half of the Allstate Your Choice Auto policies were in the higher value platinum and gold segments. As this new product rollout continues, it will receive local and national advertising support. We are also making good progress on our initiatives aimed at improving the customer experience and are further refining our Tiered Pricing. While competition remains strong in our auto insurance business, we remain confident in our ability to grow market share profitably over time.

“Allstate Financial generated operating income of $144 million compared to $149 million in the first quarter of 2005 with the decrease primarily due to $10 million of after-tax restructuring charges. Premiums and deposits were $2.68 billion, which were down 32.7 percent compared to the first quarter of 2005 principally because of reduced institutional sales. In the quarter, we announced a strategic decision to dispose of substantially all of our variable annuity business through a reinsurance agreement with Prudential Financial, Inc.  In addition, Prudential will become the exclusive provider of variable annuities to be sold through our Allstate agencies to ensure that our customers will continue to have this important retirement product available through their Allstate agency. This transaction, expected to be completed in the second quarter of 2006, supports an important strategic objective to further develop and focus on our suite of top-tier products while improving the return on capital invested in this business. Allstate Financial is making great progress toward simplifying its business and will be well-positioned to focus on its core products of fixed and equity-indexed annuities and life insurance.

“As we report financial results for the first quarter of 2006 today, we also begin a new chapter in the history of Allstate Insurance Company, which celebrated its 75th anniversary yesterday.  What began as an idea conjured up on a commuter train on the way into Chicago is now a thriving, financially strong, independent company.  I am pleased to report our next 75 years are off to a great start,” continued Liddy. “I have no doubt our founders would be proud of what their idea has become, would marvel at our accomplishments, and would agree that our future remains very bright.”

Consolidated Highlights

	Three Months Ended March 31,
($ in millions, except per share and return amounts)	Est. 2006	2005	Discussion of Results for the Three Months Ended March 31, 2006

Consolidated revenues	$9,081	$8,705	•	Growth of Property-Liability premiums earned, higher net investment income, and higher net realized capital gains.

Operating income	1,304	1,140

Realized capital gains and losses, after-tax	129	80	•	See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	27	(61)

Non-recurring increase in liability for future benefits, after-tax	—	(22)

Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(12)

Loss on disposition of operations, after-tax	(35)	(2)

Net income	1,415	1,123

Income per diluted share:
Net	2.19	1.64
Operating	2.01	1.67

Net shares outstanding	638.3	672.1	•

During the first quarter of 2006, Allstate purchased 8.5 million shares of its stock for $454 million, leaving $1.09 billion remaining in the current $4 billion authorization.  This program is expected to be completed in 2006.

Weighted average shares outstanding (diluted)	647.4	683.1

Return on equity:			•	See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.
Net income	9.8	15.6
Operating income	9.2	17.2

Book value per diluted share	31.98	31.48	•

At March 31, 2006 and 2005, net unrealized gains on fixed income securities totaling $689 million and $1.39 billion, respectively, represented $1.07 and $2.04, respectively, of book value per diluted share.

•                  Restructuring charges in the first quarter of 2006 were $107 million pre-tax compared to $18 million in the first quarter of last year primarily due to a $97 million charge related to the Voluntary Termination Offer (“VTO”) made to most employees located at Allstate’s headquarters during the quarter.  The cost savings related to this program are expected to be partially reinvested in growth initiatives.

Property-Liability Highlights

	Three Months Ended March 31,
($ in millions, except ratios)	Est. 2006	2005	Discussion of Results for the Three Months Ended March 31, 2006
Property-Liability premiums written	$6,725	$6,582	•	See the Property-Liability Premiums Written by Market Segment table.

Property-Liability revenues	7,566	7,233	•	Premiums earned increased $192 million or 2.9%.

Underwriting income	1,242	981	•

Higher premiums earned, continued favorable auto and homeowners loss frequencies excluding catastrophes, and net favorable prior year reserve reestimates, partially offset by higher restructuring charges and current year claim severity. See the Allstate Protection Market Segment Analysis table.

Net investment income	466	436	•	Partnership income increased $37 million.

Operating income	1,176	1,019

Realized capital gains and losses, after-tax	145	78	•	See the Components of Realized Capital Gains and Losses (pretax) table.

Net income	1,321	1,097	•	Higher operating income and higher realized capital gains.

Catastrophe losses	107	164	•	Includes net favorable reserve reestimates of $54 million after reinsurance related to the 2005 hurricanes with an effect on the combined ratio of 0.8.

Ratios:

Allstate Protection combined ratio	81.8	85.2

Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1

Property-Liability combined ratio	81.9	85.3

Effect of catastrophe losses on combined ratio	1.6	2.5

Property-Liability combined ratio excluding the effect of catastrophes(1)	80.3	82.8

Effect of restructuring and related charges on combined ratio	1.3	0.3

•                  Allstate brand standard auto and homeowners PIF increased 2.8% and 2.6%, respectively, from March 31, 2005 levels, compared to increases of 2.9% and 3.4%, respectively, in the fourth quarter of 2005 over the fourth quarter of 2004.  PIF results exclude Allstate Canada.

•                  New issued applications for Allstate brand standard auto increased 1.1% compared to the first quarter of 2005.  The continued roll-out of Allstate Your Choice Auto, refinements to Tiered Pricing and the continued emphasis on marketing programs contributed to these results.  New issued applications for Allstate brand homeowners decreased 11.8% compared to the first quarter of 2005 due to our catastrophe risk management actions.  New issued applications exclude Allstate Canada.

•                  Standard auto six month average premium of $419 grew 1.0%, while homeowners 12 month average premium of $831 grew 5.9% from the first quarter of 2005.  Average premium is calculated using premiums written before reinsurance.

•                  The renewal ratios for Allstate brand standard auto and homeowners were 89.9 and 87.0, respectively, compared to 90.7 and 88.5 in the prior year first quarter.  The standard auto declines are due to competitive pressures in certain states and the homeowner declines are primarily due to our catastrophe risk management actions.  Renewal ratios exclude Allstate Canada.

•                  Prior year favorable reserve reestimates for the quarter totaled $211 million, compared to $80 million in the prior year first quarter, resulting from more favorable late reported loss development and claim severity that was better than anticipated in previous estimates in Allstate Protection.  Reserve reestimates include net favorable reserve reestimates of $54 million after reinsurance related to the 2005 hurricanes.

Allstate Financial Highlights

	Three Months Ended March 31,
($ in millions)	Est. 2006	2005	Discussion of Results for the Three Months Ended March 31, 2006
Premiums and deposits	$2,676	$3,979	•	See the Allstate Financial Premiums and Deposits table.

Allstate Financial revenues	1,471	1,440	•	Higher investment income and contract charges, partially offset by net realized capital losses and lower premiums.

Operating income	144	149	•

Higher restructuring charges of $10 million after-tax, and higher income taxes due to a $14 million reduction in 2005 in prior year tax liabilities, partially offset by higher gross margin(1) and lower operating costs and expenses.

Realized capital gains and losses, after-tax	(18)	1	•	See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	27	(61)

Non-recurring increase in liability for future benefits, after-tax	—	(22)

Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(12)

Loss on disposition of operations, after-tax	(35)	(2)	•

Relates to costs incurred to date on the disposition of the variable annuity business to Prudential Financial, Inc., which primarily includes the change in fair value of the derivatives used to economically hedge the ceding commission to be received from Prudential Financial, Inc. upon closing.

Net income	108	53

•                  Deferred fixed annuity deposits in the first quarter of 2006 were $906 million, a decrease of 33.6% from the prior year.  This decrease was partially offset by deposits on equity indexed annuities of $187 million, a 16.1% increase over the first quarter of 2005. Consumer demand for deferred fixed annuities has remained soft due to increased competition from certificates of deposit and other short-term instruments in the current interest rate environment.  Additionally, pricing to achieve higher returns contributed to lower fixed annuity deposits.

•                  In March we entered into an agreement with Prudential Financial, Inc. to dispose, through reinsurance, of substantially all of our variable annuity business.  Total consideration is expected to be approximately $581 million, subject to adjustment for changes in equity markets, interest rates and market volatility between the effective date of the agreement and the closing of the transaction.  We entered into derivative transactions to economically hedge substantially all of our exposure to these market related adjustments.  In the first quarter of 2006, the loss on disposition of operations related to this transaction totaled $35 million, after-tax, comprised of the change in fair value of the derivatives hedging the ceding commission as well as costs incurred to date.  First quarter 2006 contract charges associated with the affected business were $76 million on separate account balances of $14.77 billion and general account balances of $1.65 billion as of March 31, 2006.  The agreement is subject to regulatory approval and is expected to close in the second quarter.  The disposition is expected to result in the recognition of a small deferred gain at closing related to the reinsurance agreement. This gain will be amortized over the life of the reinsurance agreement and reported as a gain on disposition.  Concurrent with the closing of the transaction, we will adjust the loss on disposition of operations for any additional change in fair value of our hedging derivatives as well as any additional transaction expenses incurred.

•                  Investments as of March 31, 2006 increased 1.8% over March 31, 2005 primarily due to sales of fixed annuities and funding agreements.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	Est.		Percent
($ in millions, except per share data)	2006	2005	Change

Revenues
Property-liability insurance premiums	$6,876	$6,684	2.9
Life and annuity premiums and contract charges	495	521	(5.0)
Net investment income	1,511	1,384	9.2
Realized capital gains and losses	199	116	71.6
Total revenues	9,081	8,705	4.3

Costs and expenses
Property-liability insurance claims and claims expense	3,873	4,063	(4.7)
Life and annuity contract benefits	373	411	(9.2)
Interest credited to contractholder funds	620	591	4.9
Amortization of deferred policy acquisition costs	1,139	1,196	(4.8)
Operating costs and expenses	779	800	(2.6)
Restructuring and related charges	107	18	—
Interest expense	81	84	(3.6)
Total costs and expenses	6,972	7,163	(2.7)

Loss on disposition of operations	(53)	(4)	—

Income from operations before income tax expense	2,056	1,538	33.7

Income tax expense	641	415	54.5

Net income	$1,415	$1,123	26.0

Net income per share - Basic	$2.20	$1.66

Weighted average shares - Basic	643.2	677.7

Net income per share - Diluted	$2.19	$1.64

Weighted average shares - Diluted	647.4	683.1

Cash dividends declared per share	$0.35	$0.32

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended March 31,
	Est.		Percent
($ in millions, except per share data)	2006	2005	Change

Contribution to income

Operating income before the impact of restructuring and related charges	$1,374	$1,152	19.3
Restructuring and related charges, after-tax	70	12	—

Operating income	1,304	1,140	14.4

Realized capital gains and losses, after-tax	129	80	61.3
DAC and DSI amortization relating to realized capital gains and losses, after-tax	27	(61)	144.3
Non-recurring increase in liability for future benefits, after-tax	—	(22)	100.0
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(12)	16.7
Loss on disposition of operations, after-tax	(35)	(2)	—

Net income	$1,415	$1,123	26.0

Income per share - Diluted

Operating income before the impact of restructuring and related charges	$2.12	$1.69	25.4
Restructuring and related charges, after-tax	0.11	0.02	—

Operating income	2.01	1.67	20.4

Realized capital gains and losses, after-tax	0.20	0.12	66.7
DAC and DSI amortization relating to realized capital gains and losses, after-tax	0.04	(0.09)	144.4
Non-recurring increase in liability for future benefits, after-tax	—	(0.03)	100.0
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.02)	50.0
Loss on disposition of operations, after-tax	(0.05)	(0.01)	—

Net income	$2.19	$1.64	33.5

Book value per share - Diluted	$31.98	$31.48	1.6

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended March 31, 2006 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$32	$36	$—	$68
Settlements of derivative instruments	2	17	—	19
Dispositions (2)	194	(76)	3	121
Investment write-downs	(4)	(5)	—	(9)

Total	$224	$(28)	$3	$199

	Three Months Ended March 31, 2005
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$(13)	$(58)	$—	$(71)
Settlements of derivative instruments	10	26	—	36
Dispositions (1)	126	40	2	168
Investment write-downs	(10)	(7)	—	(17)

Total	$113	$1	$2	$116

(1)          To conform to the current period presentation, the prior period has been reclassified.

(2)          In the first quarter, the Company recognized $65 million of losses related to a change in our intent to hold certain securities with unrealized losses until they recover in value.  The change in our intent is primarily related to $1.01 billion of securities with unrealized losses totaling $30 million that may be used to fund net general account liabilities to be transferred at the closing of Allstate Financial’s variable annuity reinsurance agreement with Prudential Financial, Inc.  Additionally, continued yield enhancement strategies, strategic asset allocations and comprehensive reviews of our portfolios for both Allstate Protection and Allstate Financial, as well as a liquidity strategy in the Corporate and Other segment, are expected to result in the sale of $3.19 billion of securities with unrealized losses totaling $35 million.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended March 31,
	Est.
($ in millions)	2006	2005

Property-Liability
Premiums written	$6,725	$6,582

Premiums earned	$6,876	$6,684
Claims and claims expense	3,873	4,063
Amortization of deferred policy acquisition costs	1,019	1,012
Operating costs and expenses	652	610
Restructuring and related charges	90	18
Underwriting income	1,242	981

Net investment income	466	436
Income tax expense on operations	532	398

Operating income	1,176	1,019

Realized capital gains and losses, after-tax	145	78

Net income	$1,321	$1,097

Catastrophe losses	$107	$164

Operating ratios
Claims and claims expense ratio	56.3	60.8
Expense ratio	25.6	24.5
Combined ratio	81.9	85.3

Effect of catastrophe losses on combined ratio	1.6	2.5

Effect of restructuring and related charges on combined ratio	1.3	0.3

Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1

Allstate Financial
Premiums and deposits	$2,676	$3,979
Investments (1)	$75,342	$74,018

Premiums and contract charges (2)	$495	$521
Net investment income	1,004	918
Periodic settlements and accruals on non-hedge derivative instruments	16	19
Contract benefits	373	411
Interest credited to contractholder funds	623	566
Amortization of deferred policy acquisition costs	159	115
Operating costs and expenses (2)	128	160
Restructuring and related charges	16	—
Income tax expense on operations	72	57

Operating income (2)	144	149

Realized capital gains and losses, after-tax	(18)	1
DAC and DSI amortization relating to realized capital gains and losses, after-tax	27	(61)
Non-recurring increase in liability for future benefits, after-tax	—	(22)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(12)
Loss on disposition of operations, after-tax	(35)	(2)

Net income	$108	$53

Corporate and Other
Net investment income	$41	$30
Operating costs and expenses	80	86
Restructuring and related charges	1	—
Income tax benefit on operations	(24)	(28)

Operating loss	(16)	(28)

Realized capital gains and losses, after-tax	2	1

Net loss	$(14)	$(27)

Consolidated net income	$1,415	$1,123

(1)          To conform to the current period presentation, the prior period has been reclassified.

(2)          The decline in Allstate Financial operating costs and expenses relates primarily to the impact of moving its loan protection business to the Allstate Protection segment and a reclassification of certain reinsurance expense allowances.  The loan protection business had premiums of $27 million, operating costs and expenses of $15 million and a negligible impact to operating income in the first quarter of 2005.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended March 31,
	Est.		Percent
($ in millions)	2006	2005	Change

Property-Liability Underwriting Summary
Allstate Protection	$1,249	$990	26.2
Discontinued Lines and Coverages	(7)	(9)	22.2
Underwriting income	$1,242	$981	26.6

Allstate Protection Underwriting Summary
Premiums written	$6,725	$6,581	2.2
Premiums earned	$6,875	$6,682	2.9
Claims and claims expense	3,868	4,055	(4.6)
Amortization of deferred policy acquisition costs	1,019	1,012	0.7
Operating costs and expenses	649	607	6.9
Restructuring and related charges	90	18	—
Underwriting income	$1,249	$990	26.2

Catastrophe losses	$107	$164	(34.8)

Operating ratios
Claims and claims expense ratio	56.2	60.7
Expense ratio	25.6	24.5
Combined ratio	81.8	85.2

Effect of catastrophe losses on combined ratio	1.6	2.5

Effect of restructuring and related charges on combined ratio	1.3	0.3

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$—	$1	(100.0)
Premiums earned	$1	$2	(50.0)
Claims and claims expense	5	8	(37.5)
Operating costs and expenses	3	3	—
Underwriting loss	$(7)	$(9)	22.2

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	0.1	0.1

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended March 31, 2006 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	4	0.1	2.3
Homeowners	4	0.3	7.7

Encompass brand
Standard auto	2	—	5.3
Homeowners	4	0.1	4.7

(1)          Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all  locations and for all products.  These rate changes do not reflect initial rates filed for new insurance subsidiaries.

(2)          Represents the impact in the states where rate changes were approved during 2006 as a percentage of total countrywide prior year-end premiums written.

(3)          Represents the impact in the states where rate changes were approved during 2006 as a percentage of total prior year-end premiums written in those states.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended March 31,
	Est.		Percent
($ in millions)	2006	2005	Change

Allstate brand
Standard auto	$3,952	$3,798	4.1
Non-standard auto	375	426	(12.0)
Auto	4,327	4,224	2.4

Involuntary auto	37	53	(30.2)
Commercial lines	219	233	(6.0)
Homeowners	1,288	1,258	2.4
Other personal lines	381	324	17.6

	6,252	6,092	2.6
Encompass brand
Standard auto	273	282	(3.2)
Non-standard auto (Deerbrook)	25	32	(21.9)
Auto	298	314	(5.1)

Involuntary auto	8	12	(33.3)
Homeowners	139	135	3.0
Other personal lines	28	28	—

	473	489	(3.3)

Allstate Protection	6,725	6,581	2.2

Discontinued Lines and Coverages	—	1	(100.0)

Property-Liability (1)	$6,725	$6,582	2.2

Allstate Protection
Standard auto	$4,225	$4,080	3.6
Non-standard auto	400	458	(12.7)
Auto	4,625	4,538	1.9

Involuntary auto	45	65	(30.8)
Commercial lines	219	233	(6.0)
Homeowners	1,427	1,393	2.4
Other personal lines	409	352	16.2

	$6,725	$6,581	2.2

(1)          Excluding premiums ceded for voluntary catastrophe reinsurance programs and the Florida Hurricane Catastrophe Fund of $71 million in the first quarter of 2006 and $34 million in the first quarter of 2005, Property-Liability premiums written grew 2.7%. In addition, growth in premiums written during the first quarter of 2006 was negatively impacted by 0.5% for premium refunds of $45 million in the first quarter of 2006 and $9 million in the first quarter of 2005.  The 2006 refund includes an accrual for an anticipated homeowners refund in the state of Texas.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended March 31,
	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
($ in millions)	Premiums Earned		Loss Ratio (2)		Effect of Catastrophe Losses on the Loss Ratio		Expense Ratio (4)

Allstate brand
Standard auto	$3,838	$3,691	58.0	64.8	—	0.7	25.6	24.3
Non-standard auto	378	425	58.7	62.6	(0.3)	0.5	22.8	20.9
Auto	4,216	4,116	58.1	64.5	—	0.6	25.3	24.0

Homeowners	1,491	1,425	51.8	49.8	7.2	7.9	24.6	22.9
Other (1)	656	629	48.6	58.7	(2.3)	2.1	27.2	25.9

Total Allstate brand	6,363	6,170	55.7	60.6	1.4	2.5	25.3	23.9

Encompass brand
Standard auto	291	301	65.3	63.8	0.3	0.3	27.8	32.5
Non-standard auto (Deerbrook)	27	34	74.1	76.5	—	—	33.3	29.4
Auto	318	335	66.0	65.1	0.3	0.3	28.3	32.2

Homeowners	153	139	56.2	54.0	9.2	5.8	29.4	30.9
Other (1)	41	38	75.6	68.4	4.9	5.2	29.3	29.0

Total Encompass brand	512	512	63.9	62.3	3.3	2.1	28.7	31.6

Allstate Protection (3)	$6,875	$6,682	56.2	60.7	1.6	2.5	25.6	24.5

(1)          Other includes involuntary auto, commercial lines, condominium, renters and other personal lines.

(2)          Loss Ratio comparisons on this exhibit are impacted by the relative level of prior year reserve reestimates.  Please refer to the “Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

(3)          Excluding premiums ceded for voluntary catastrophe reinsurance programs, the Florida Hurricane Catastrophe Fund and premium refunds, including an accrual for an anticipated homeowners refund in the state of Texas, the loss and expense ratios for the first quarter of 2006 are 55.4 and 25.1, respectively.

(4)          The effect of restructuring and related charges on the expense ratio totaled 1.3 and 0.3 in the first quarter of 2006 and 2005, respectively.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended March 31,
	Pretax Reserve Reestimates (1)		Effect of Pretax Reserve Reestimates on the Combined Ratio
	Est.		Est.
($ in millions)	2006	2005	2006	2005

Auto	$(163)	$(93)	(2.4)	(1.4)
Homeowners	(30)	11	(0.4)	0.2
Other	(24)	(6)	(0.4)	(0.1)

Allstate Protection	(217)	(88)	(3.2)	(1.3)

Discontinued Lines and Coverages	6	8	0.1	0.1

Property-Liability	$(211)	$(80)	(3.1)	(1.2)

Allstate brand	$(220)	$(87)	(3.2)	(1.3)
Encompass brand	3	(1)	—	—

Allstate Protection	$(217)	$(88)	(3.2)	(1.3)

(1)          Favorable reserve reestimates are shown in parentheses.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended March 31,
($ in millions)	Est. 2006	2005	Percent Change

Life Products
Interest-sensitive life	$362	$359	0.8
Traditional	72	72	—
Other	84	103	(18.4)
	518	534	(3.0)

Annuities
Equity indexed annuities (1)	187	161	16.1
Fixed annuities - deferred (1)	906	1,364	(33.6)
Fixed annuities - immediate	156	294	(46.9)
Variable annuities	435	404	7.7
	1,684	2,223	(24.2)

Institutional Products
Funding agreements backing medium-term notes	350	1,098	(68.1)

Bank Deposits	124	124	—

Total	$2,676	$3,979	(32.7)

(1)          To conform to the current period presentation, the prior period has been reclassified.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	March 31,	December 31,
($ in millions, except par value data)	2006 (Est.)	2005

Assets
Investments
Fixed income securities, at fair value (amortized cost $94,594 and $94,777)	$96,305	$98,065
Equity securities, at fair value (cost $5,011 and $4,873)	6,472	6,164
Mortgage loans	9,128	8,748
Short-term	4,985	3,470
Other	1,950	1,850
Total investments (1)	118,840	118,297

Cash	343	313
Premium installment receivables, net	4,803	4,739
Deferred policy acquisition costs	6,222	5,802
Reinsurance recoverables, net	4,684	5,180
Accrued investment income	1,111	1,074
Property and equipment, net	1,052	1,040
Goodwill	825	825
Other assets	3,110	3,567
Separate Accounts	15,817	15,235
Total assets	$156,807	$156,072

Liabilities
Reserve for property-liability insurance claims and claims expense	$20,351	$22,117
Reserve for life-contingent contract benefits	12,238	12,482
Contractholder funds	60,253	60,040
Unearned premiums	10,085	10,294
Claim payments outstanding	921	1,263
Other liabilities and accrued expenses	10,865	8,804
Deferred income taxes	165	351
Short-term debt	34	413
Long-term debt	5,533	4,887
Separate Accounts	15,817	15,235
Total liabilities	136,262	135,886

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 638 million and 646 million shares outstanding	9	9
Additional capital paid-in	2,917	2,836
Retained income	26,152	24,962
Deferred compensation expense	(150)	(128)
Treasury stock, at cost (262 million and 254 million shares)	(10,009)	(9,575)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	1,634	2,090
Unrealized foreign currency translation adjustments	22	22
Minimum pension liability adjustment	(30)	(30)
Total accumulated other comprehensive income	1,626	2,082
Total shareholders’ equity	20,545	20,186
Total liabilities and shareholders’ equity	$156,807	$156,072

(1)          Total investments includes $39,876 for Property-Liability, $75,342 for Allstate Financial and $3,622 for Corporate and Other investments at March 31, 2006.  Total investments includes $39,574 for Property-Liability, $75,233 for Allstate Financial and $3,490 for Corporate and Other investments at December 31, 2005.

Allstate Protection Strategy Update

During the first quarter of 2006, we continued implementing our strategy to manage our property catastrophe exposure to provide our shareholders an acceptable return on the risks assumed in our property business and to reduce the variability of our earnings, while providing protection to our customers.  Although in many areas of the country we are currently achieving returns within acceptable risk tolerances, we continue to seek solutions to improve returns in areas that have known exposure to hurricanes, earthquakes and other catastrophes.  We will continue to significantly reduce our catastrophe exposure over time while working to mitigate the impact of our actions on customers.  We are also working for changes in the regulatory environment, including fewer restrictions on underwriting, recognizing the need for and improving appropriate risk based pricing and promoting the creation of government sponsored, privately funded solutions.  Our property business includes personal homeowners, commercial property and other property lines.

Catastrophe exposure actions we have taken in the first quarter of 2006 in hurricane prone areas include, for example, purchasing additional reinsurance on a countrywide basis, excluding Florida; a limitation on personal homeowners new business writings in coastal areas of Texas, Louisiana, Mississippi, Florida, and certain other states; and the non-renewal of select policies in eight coastal counties in the state of New York.  In most other states we are no longer offering new optional earthquake coverage.  We are also considering removing optional earthquake coverage from renewal policies.  Premiums written attributable to earthquake coverage totaled approximately $60 million in 2005.  We have also made changes to homeowners underwriting requirements in the state of California in an effort to reduce our exposure to fires following earthquakes, purchased reinsurance for fires following earthquakes, and continue to evaluate additional purchases of reinsurance including coverage for potential assessments from the California Earthquake Authority.

These actions have had an impact on our new business writings for homeowners insurance, as demonstrated by the decline in new issued applications in the following table.  We expect this trend to continue as we continue to address our catastrophe exposure.

	For the three months ended March 31
	2006	2005	% Change
Allstate Brand Homeowners
Hurricane Exposure States (1)	114,257	130,657	(12.6)
California	15,843	30,020	(47.2)
All other states	107,224	108,446	(1.1)

Total New Issued Applications	237,324	269,123	(11.8)

(1)Hurricane exposure states are Alabama, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and Washington, D.C.

The decrease in Allstate brand homeowners new issued applications in the hurricane exposure states results from decreases in approximately two-thirds of the states as a result of our catastrophe management actions.  This includes the states of New York, Mississippi and Louisiana.  The decrease in California new issued applications is due to changes in our underwriting requirements.  The decrease in all other states results from decreases in approximately 60% of the states and includes earthquake coverage-related actions.

We continue to evaluate additional actions to attain an acceptable catastrophe exposure level in our personal and commercial property business including: additional purchases of reinsurance; increased participation in various state facilities such as wind pools; changes in rates, deductibles and coverage; limitations on new business writings; changes to underwriting requirements; non-renewal; discontinuing coverage for certain types of residences; withdrawal from certain markets; and/ or pursuing alternative markets for placement of business or segments of risk exposure in certain areas.

While actions taken will be primarily focused on reducing the catastrophe exposure in our personal and commercial property businesses, we also consider their impact on our ability to market our auto lines when evaluating the feasibility of their implementation.  Standard auto new issued applications are shown in the table below.

	For the three months ended March 31
	2006	2005	% Change
Allstate Brand Standard Auto
Hurricane Exposure States	250,733	246,042	1.9
California	77,820	77,242	0.7
All other states	158,504	158,250	0.2

Total New Issued Applications	487,057	481,534	1.1

Allstate brand standard auto new issued applications in the hurricane exposure states declined 3.1%, excluding Florida.  New issued applications in Florida increased 31.2% due to changes in underwriting requirements, marketing and agency growth.  New issued applications in the hurricane exposure states continue to be impacted by catastrophe management actions on cross-sell opportunities and competitive pressures in certain markets.

Our auto strategy includes actions such as the continued roll out of Allstate Your Choice Auto, increased marketing, the continued roll out and refinement of Tiered Pricing, underwriting actions and agency growth.  These strategies are particularly emphasized as applicable in states impacted by our catastrophe management actions such as Florida, New York and Texas.

Definitions of GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting income (loss) as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.

Effect of pretax reserve reestimates on combined ratio is the percentage of pretax reserve reestimates included in claims and claims expense to premiums earned.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•      amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•      (loss) gain on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations.  It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, (loss) gain on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and (loss) gain on disposition of operations may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process.  Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income and interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months ended March 31, 2006 and 2005.

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
For the three months ended March 31, ($ in millions, except per share data)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
Operating income	$1,176	$1,019	$144	$149	$1,304	$1,140	$2.01	$1.67
Realized capital gains and losses	224	113	(28)	1	199	116

Income tax (expense) benefit	(79)	(35)	10	—	(70)	(36)

Realized capital gains and losses, after-tax	145	78	(18)	1	129	80	0.20	0.12

DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	27	(61)	27	(61)	0.04	(0.09)

Non-recurring increase in liability for future benefits	—	—	—	(22)	—	(22)	—	(0.03)

Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(10)	(12)	(10)	(12)	(0.01)	(0.02)

Loss on disposition of operations, after-tax	—	—	(35)	(2)	(35)	(2)	(0.05)	(0.01)

Net income (loss)	$1,321	$1,097	$108	$53	$1,415	$1,123	$2.19	$1.64

In this press release, we provide guidance on operating income per diluted share for 2006 (assuming a level of average expected catastrophe losses used in pricing for the remainder of the year).  A reconciliation of this measure to net income is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses including periodic settlements and accruals on non-hedge derivative instruments, which can vary substantially from one period to another and may have a significant impact on net income.  Because a forecast of realized capital gains and losses is not possible, neither is a forecast of the effects of amortization of DAC and DSI on realized capital gains and losses nor income taxes.  The other reconciling items between operating income and net income on a forward-looking basis are (loss) gain on disposition of operations, after-tax, and cumulative effect of changes in accounting principle, after-tax, which we assume to be zero for the year.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between the two operating ratios, combined ratio (a GAAP measure) and the effect of catastrophes on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our property-liability business that may be obscured by catastrophe losses, which cause our loss trends to vary significantly between periods as a result of their rate of occurrence and magnitude.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights table.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle, and non-recurring items that are not indicative of our business or economic trends. Return on equity is the most directly comparable GAAP measure.  The following table shows the reconciliation.

	For the twelve months ended March 31,
($ in millions)	Est. 2006	2005
Return on equity
Numerator:

Net income	$2,057	$3,355

Denominator:

Beginning shareholders’ equity	21,325	21,580

Ending shareholders’ equity	20,545	21,325

Average shareholders’ equity	$20,935	$21,453

Return on equity	9.8%	15.6%

	For the twelve months ended March 31,
	Est. 2006	2005
Operating income return on equity
Numerator:

Operating income	$1,746	$3,211

Denominator:
Beginning shareholders’ equity	21,325	21,580
Unrealized net capital gains	2,111	3,428
Adjusted beginning shareholders’ equity	19,214	18,152
Ending shareholders’ equity	20,545	21,325
Unrealized net capital gains	1,634	2,111
Adjusted ending shareholders’ equity	18,911	19,214
Average shareholders’ equity	$19,063	$18,683
Operating income return on equity	9.2%	17.2%

Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the net impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per diluted share is the most directly comparable GAAP measure.

We use the trend in book value per diluted share excluding unrealized net capital gains on fixed income securities in conjunction with book value per diluted share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per diluted share excluding unrealized net capital gains on fixed income securities is a measure commonly used by insurance investors as a valuation technique.  Book value per diluted share excluding unrealized net capital gains on fixed income securities should not be considered as a substitute for book value per diluted share and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of March 31,
(in millions, except per share data)	Est. 2006	2005
Book value per diluted share
Numerator:
Shareholders’ equity	$20,545	$21,325

Denominator:
Shares outstanding and dilutive potential shares outstanding	642.5	677.4
Book value per diluted share	$31.98	$31.48

Book value per diluted share, excluding the net impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$20,545	$21,325
Unrealized net capital gains on fixed income securities	689	1,385
Adjusted shareholders’ equity	$19,856	$19,940

Denominator:
Shares outstanding and dilutive potential shares outstanding	642.5	677.4
Book value per diluted share, excluding unrealized net capital gains on fixed income securities	$30.90	$29.44

Gross margin represents life and annuity premiums and contract charges and net investment income and periodic settlements and accruals on non-hedge derivative instruments, less contract benefits and interest credited to contractholder funds excluding amortization of DSI.  We reclassify periodic settlements and accruals on non-hedge derivative instruments into gross margin to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income or interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance.  We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.  Gross margin is comprised of three components that are utilized to further analyze the business; they include the investment margin, benefit margin, and contract charges and fees.  We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following table.

	Three Months Ended March 31,
($ in millions)	Est. 2006	2005
Life and annuity premiums and contract charges	$495	$521
Net investment income	1,004	918
Periodic settlements and accruals on non-hedge derivative instruments	16	19
Contract benefits	(373)	(411)
Interest credited to contractholder funds (2)	(613)	(552)
Gross margin	529	495

Amortization of DAC and DSI	(169)	(129)
Operating costs and expenses	(128)	(160)
Restructuring and related charges	(16)	—
Income tax expense	(72)	(57)
Realized capital gains and losses, after-tax	(18)	1
DAC and DSI amortization relating to realized capital gains and losses, after-tax	27	(61)
Non-recurring increase in liability for future benefits, after-tax	—	(22)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(12)
Loss on disposition of operations, after-tax	(35)	(2)

Allstate Financial net income	$108	$53

(2)          Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $7 million in the first quarter of 2006 and $39 million in the first quarter of 2005.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income and periodic settlements and accruals on non-hedge derivative instruments over interest credited to contractholder funds and the implied interest on life contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  Amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating investment margin.  We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and life-contingent immediate annuity premiums, cost of insurance contract charges and variable annuity fees for contract guarantees less contract benefits.  Benefit margin excludes the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended March 31,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005

Life and annuity premiums	$—	$—	$195	$249	$—	$—	$195	$249
Contract charges	—	—	161	152	139	120	300	272
Net investment Income	1,004	918	—	—	—	—	1,004	918
Periodic settlements and accruals on non-hedge derivative instruments	16	19	—	—	—	—	16	19
Contract benefits	(132)	(134)	(241)	(277)	—	—	(373)	(411)
Interest credited to contractholder funds (3)	(613)	(552)	—	—	—	—	(613)	(552)
	$275	$251	$115	$124	$139	$120	$529	$495

(3)          Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $7 million in the first quarter of 2006 and $39 million in the first quarter of 2005.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended March 31,
($ in millions)	Est. 2006	2005
Premiums written	$6,725	$6,582
Change in Property-Liability unearned premiums	(13)	109
Other	164	(7)

Premiums earned	$6,876	$6,684

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended March 31,
($ in millions)	Est. 2006	2005
Total premiums and deposits	$2,676	$3,979
Deposits to contractholder funds	(2,084)	(3,393)
Deposits to separate accounts	(405)	(343)
Change in unearned premiums and other adjustments	8	6
Life and annuity premiums (4)	$195	$249

(4)          Life and annuity contract charges in the amount of est. $300 million and $272 million for the three months ended March 31, 2006 and 2005, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes annual premiums on new life insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other companies’ mutual funds, and excludes renewal premiums.  New sales of financial products by Allstate exclusive agencies for the first quarter of 2006 and first quarter of 2005 totaled est. $539 million and $514 million, respectively, or an increase of 4.9%.

Forward Looking Statements and Risk Factors

This press release contains forward-looking statements about our operating income per share for 2006 and our catastrophe exposure management strategies.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  While we believe that the actions we are taking to earn an acceptable return on the risks assumed in our property business and to reduce the associated variability of our earnings will be successful over the long term, it is possible that they will have a negative impact on near-term growth and earnings.  Homeowners premium growth rates and retention could be adversely impacted by adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure.  In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected.

•                  We may continue to incur catastrophe losses in our property business in amounts in excess of those experienced in prior years, in excess of those that management projects would be incurred based on hurricane and earthquake losses which have a one percent probability of occurring on an annual aggregate countrywide basis, in excess of those that modelers estimate would be incurred based on other levels of probability, in excess of the average expected level used in pricing, and in excess of our current reinsurance coverage limits.  To maintain our current ratings, rating agencies may require us to maintain our current level of capital despite our reductions in exposure to catastrophic risk.

•                  Actual placement of the remainder of our reinsurance program may differ from our expectations due to not yet placing the remainder of our program in the reinsurance market.

•                  Lower than projected interest rates and equity market returns could decrease consolidated net investment income, and investment margins and the profitability of the Allstate Financial segment.

•                  Higher than projected interest rates could increase surrenders and withdrawals and reduce the competitive position and profitability of the Allstate Financial segment.

•                  Unexpected claims payment patterns and the resulting impact to cash flows, or results from the management and review of our investment portfolios could cause lower than expected net investment income.

•                  Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company’s business.  On an ongoing basis, rating agencies review the financial performance and condition of insurers and could downgrade or change the outlook on an insurer’s ratings due to, for example, a change in an insurer’s statutory capital; a change in a rating agency’s determination of the amount of risk-adjusted capital required to maintain a particular rating; an increase in the perceived risk of an insurer’s investment portfolio; a reduced confidence in management or a host of other considerations that may or may not be under the insurer’s control.

•                  The completion of the $4 billion stock repurchase program that we announced in November 2004 is subject to the risks identified above and their impact on net income and cash flows, as well as management discretion and assessment of alternative uses of funds and the market price of Allstate’s common stock from time to time.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

Now celebrating the 75th anniversary of the founding of Allstate Insurance Company, The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,100 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button.  We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino

Media Relations

(847) 402-5600

Robert Block, Larry Moews, Phil Dorn

Investor Relations

(847) 402-2800

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